Exhibit 99.1

Investor Contact:	Media Contact:
Angie McCabe	Brad Kieffer
(818) 676-8692	(818) 676-6833
angie.mccabe@healthnet.com	brad.kieffer@healthnet.com

HEALTH NET REPORTS FOURTH QUARTER 2013 GAAP NET INCOME

OF $19.8 MILLION, OR $0.25 PER DILUTED SHARE

WESTERN REGION OPERATIONS AND GOVERNMENT CONTRACTS SEGMENTS PRODUCE

COMBINED NET INCOME OF $0.24 PER DILUTED SHARE IN FOURTH QUARTER 2013

COMPANY ISSUES 2014 GAAP GUIDANCE OF AT LEAST $3.00 PER DILUTED SHARE

LOS ANGELES, February 11, 2014 – Health Net, Inc. (NYSE: HNT) today announced 2013 fourth quarter GAAP net income of $19.8 million, or $0.25 per diluted share, compared with GAAP net income of $6.0 million, or $0.07 per diluted share, for the fourth quarter of 2012.

The fourth quarter 2013 GAAP net income includes an approximately $0.6 million benefit primarily related to a reduction in a legal settlement reserve.

For the full year 2013, the company reported GAAP net income of approximately $170.1 million, or $2.12 per diluted share, compared with approximately $122.1 million, or $1.47 per diluted share, for the full year 2012.

The company’s Western Region Operations (Western Region) and Government Contracts segments produced combined net income of $19.1 million, or $0.24 per diluted share, in the fourth quarter of 2013 compared with $29.0 million, or $0.35 per diluted share, in the fourth quarter of 2012.

The company’s Western Region and Government Contracts segments produced combined net income of approximately $177.4 million, or $2.21 per diluted share, for the full year 2013, and approximately $84.3 million, or $1.01 per diluted share, for the full year 2012.

“We are pleased with all that we accomplished in 2013,” said Jay Gellert, Health Net’s chief executive officer. “Consistent with the plan that we laid out at the beginning of 2013, our efforts produced significant improvement in profitability in our commercial and Medicaid businesses compared with 2012. In addition, there was no adverse prior year development in 2013.

“At the same time, we undertook substantial initiatives to prepare for the implementation of the Affordable Care Act (ACA) and California’s Coordinated Care Initiative (CCI),” continued Gellert. “Our general and administrative expenses in the fourth quarter of 2013 related to the implementation of the ACA were slightly higher than we anticipated to support better than expected individual health insurance exchange and Medicaid expansion enrollment growth for January 1, 2014 effective dates.

“Our 2014 GAAP earnings per diluted share guidance of at least $3.00 is based primarily on our expectation of an approximate 30 percent increase in total revenues, primarily driven by new and expanded programs that are expected to add approximately 600,000 new members by the end of 2014, lower medical care ratios in our commercial and Medicare Advantage businesses and a lower tax rate compared with 2013,” said Gellert.

CONSOLIDATED RESULTS

Health Net’s total revenues decreased 3.3 percent in the fourth quarter of 2013 to $2.7 billion from $2.8 billion in the fourth quarter of 2012.

Health plan services premium revenues decreased by 3.1 percent in the fourth quarter of 2013 to approximately $2.6 billion compared with approximately $2.6 billion in the fourth quarter of 2012.

Administrative services fees and other income was approximately $23.8 million in the fourth quarter of 2013 compared with approximately $1.7 million in the fourth quarter of 2012 and approximately $7.7 million in the third quarter of 2013.

“As we anticipated, administrative services fees and other income in the fourth quarter of 2013 increased sequentially and quarter-over-quarter due to a settlement related to a pharmacy contract and Medicaid revenue from the state of California related to the administration of the primary care physician parity reimbursement mandated by the ACA. We expect to realize additional Medicaid revenue and incur related costs in 2014,” said Jim Woys, Health Net’s chief operating officer.

Health plan services expenses decreased by approximately 4.4 percent in the fourth quarter of 2013 to approximately $2.2 billion compared with $2.3 billion in the fourth quarter of 2012.

WESTERN REGION OPERATIONS SEGMENT

Health Plan Membership

Total enrollment in the Western Region at December 31, 2013 was 2.4 million members, a decrease of 4.1 percent from enrollment at December 31, 2012.

Total enrollment in the company’s California health plans decreased 2.8 percent from December 31, 2012 to December 31, 2013.

Western Region commercial enrollment at December 31, 2013 was approximately 1.1 million members, a 12.0 percent decrease compared with enrollment at December 31, 2012.

“Tailored network commercial membership represented approximately 38 percent of total Western Region commercial membership at December 31, 2013 compared with 35 percent at December 31, 2012,” said Woys. “This increase is consistent with our commercial strategy to improve the mix of our business in 2013, and we are pleased that we were able to accomplish this.”

Enrollment in the company’s Medicare Advantage plans in the Western Region at December 31, 2013 was 244,000 members, an increase of 4.3 percent compared with December 31, 2012.

Medicaid enrollment at December 31, 2013 was 1.1 million members, an increase of 3.0 percent, from December 31, 2012.

Revenues

Total revenues for the Western Region in the fourth quarter of 2013 were approximately $2.6 billion compared with $2.7 billion in the fourth quarter of 2012.

Net investment income for the Western Region was $11.6 million in the fourth quarter of 2013 compared with $19.1 million in the fourth quarter of 2012 and approximately $11.3 million in the third quarter of 2013.

Health Plan Services Expenses

Health plan services expenses in the Western Region were approximately $2.2 billion in the fourth quarter of 2013 compared with approximately $2.3 billion in the fourth quarter of 2012.

Commercial Premium Yield and Health Care Cost Trends

In the Western Region, commercial premiums per member per month (PMPM) increased by 3.4 percent to approximately $388 in the fourth quarter of 2013 compared with approximately $376 in the fourth quarter of 2012.

Commercial health care costs PMPM in the Western Region increased by 2.0 percent to approximately $340 in the fourth quarter of 2013 compared with approximately $333 in the fourth quarter of 2012.

Medical Care Ratios (MCR)

The health plan services MCR in the Western Region was 87.1 percent in the fourth quarter of 2013 compared with 88.2 percent in the fourth quarter of 2012. The full year 2013 Western Region health plan services MCR was 85.6 percent compared with 89.1 percent for the full year 2012.

The Western Region commercial MCR was 87.4 percent in the fourth quarter of 2013 compared with 88.6 percent in the fourth quarter of 2012 and 84.2 percent in the third quarter of 2013. The full year 2013 Western Region commercial MCR was 85.6 percent compared with 88.8 percent for the full year 2012.

“The fourth quarter 2013 commercial MCR was approximately 40 basis points higher than what was implicit in our guidance that we revised in the third quarter of 2013. This was due to higher than expected physician, outpatient and pharmacy utilization among individual members whose policies were cancelled due to the ACA,” said Woys.

The Medicare Advantage (MA) MCR was 90.5 percent in the fourth quarter of 2013 compared with 87.4 percent in the fourth quarter of 2012. The full year 2013 MA MCR in the Western Region was 90.6 percent compared with 89.3 percent for the full year 2012.

General and Administrative (G&A) Expenses

G&A expense in the Western Region was approximately $280.4 million in the fourth quarter of 2013 compared with $235.2 million in the fourth quarter of 2012. The G&A expense ratio was 10.9 percent in the fourth quarter of 2013 compared with 8.9 percent in the fourth quarter of 2012 and 10.2 percent in the third quarter of 2013. The G&A expense ratio for the full year 2013 was 10.3 percent compared with 8.6 percent for the full year 2012.

“The G&A expense ratio in the fourth quarter of 2013 increased 200 basis points compared with the fourth quarter of 2012 primarily as a result of reinstated California Medicaid premium taxes and our investments in preparing for the ACA, CCI and other initiatives. These administrative investments helped us smoothly add many new members in January 2014,” commented Woys.

In the fourth quarter of 2013, California Medicaid premium taxes were $24.4 million and contributed 90 basis points to the G&A expense ratio. There were no such comparable premium taxes in the fourth quarter of 2012.

GOVERNMENT CONTRACTS SEGMENT

Government Contracts revenues in the fourth quarter of 2013 were approximately $148.5 million compared with $161.7 million in the fourth quarter of 2012.

Government Contracts expenses in the fourth quarter of 2013 were $124.6 million compared with approximately $138.5 million in the fourth quarter of 2012.

The decrease in revenues and expenses was primarily due to the new Military and Family Life Counseling contract that began in the fourth quarter of 2012.

BALANCE SHEET

Cash and investments as of December 31, 2013 were $2.1 billion compared with approximately $2.2 billion as of December 31, 2012.

Reserves for claims and other settlements as of December 31, 2013 were approximately $984.1 million compared with $1.0 billion as of December 31, 2012 and approximately $990.2 million as of September 30, 2013.

Days claims payable (DCP) for the fourth quarter of 2013 was 40.6 days compared with 40.9 days in the fourth quarter of 2012 and 41.5 days in the third quarter of 2013.

On an adjusted1 basis, DCP in the fourth quarter of 2013 was 57.9 days compared with 58.3 days in the fourth quarter of 2012 and 61.1 days in the third quarter of 2013. Adjusted1 DCP in the fourth quarter of 2013 declined sequentially primarily due to the $15.5 million sequential decline in claims payables and an accelerated claims paydown in anticipation of new members with January 1, 2014 effective dates. In addition, incurred but not reported reserves (IBNR) increased sequentially from the third quarter of 2013 by $6.3 million.

The company’s debt-to-total capital ratio was 23.5 percent as of December 31, 2013 compared with 24.3 percent as of December 31, 2012 and 23.8 percent as of September 30, 2013.

[1]	See “Disclosures Regarding Non-GAAP Financial Information” attached to this press release for a reconciliation of this information to the comparable GAAP financial measure.

CASH FLOW FROM OPERATIONS

Cash and investments at the parent were $209.0 million at December 31, 2013.

Operating cash flow was negative $71.9 million in the fourth quarter of 2013. For the full year 2013, operating cash flow was positive $95.8 million.

“Operating cash flow in the fourth quarter of 2013 was negatively impacted by the timing of payments related to state and federal health programs,” said Joseph Capezza, Health Net’s chief financial officer.

SHARE REPURCHASE UPDATE

For the full year 2013, Health Net repurchased approximately 2.7 million shares of its common stock for approximately $70.0 million at an average price of $26.34 per share. At December 31, 2013, approximately $280.0 million of authorization under the company’s existing $400 million share repurchase program remained.

2014 GUIDANCE

The company expects GAAP earnings per diluted share of at least $3.00 for the full year 2014. The year-over-year increase in earnings per diluted share is based primarily on the company’s expectation of an approximate 30 percent increase in total revenues, primarily driven by new and expanded programs that are expected to add approximately 600,000 new members by the end of 2014, lower medical care ratios in the company’s commercial and Medicare Advantage businesses and a lower tax rate compared with 2013. The table included in this release provides specific metrics.

CONFERENCE CALL

As previously announced, Health Net will discuss the company’s fourth quarter and year-end 2013 earnings results during a conference call on Tuesday, February 11, 2014, beginning at approximately 11:00 a.m. Eastern time. The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

(866) 393-1637 (Domestic toll-free)	(855) 859-2056 (Replay – Domestic toll-free)
(706) 643-5711 (International)	(404) 537-3406 (Replay – International)

The access code for the live conference call and replay is 31392501. A replay of the conference call will be available through February 16, 2014. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013, and other reports filed by the company from time to time with the Securities and Exchange Commission.

ABOUT HEALTH NET

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Its mission is to help people be healthy, secure and comfortable. Health Net provides and administers health benefits to approximately 5.3 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, U.S. Department of Defense, including TRICARE, and Veterans Affairs programs. Through its subsidiaries, Health Net also offers behavioral health, substance abuse and employee assistance programs, managed health care products related to prescription drugs, managed health care product coordination for multi-region employers, and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit Health Net’s website at www.healthnet.com.

CAUTIONARY STATEMENTS

The company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (“PSLRA”) of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. All statements in this press release, other than statements of historical information provided herein, including the guidance for future periods and the assumptions underlying such projections, may be deemed to be forward-looking statements and as such are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to changes in circumstances and a number of risks and uncertainties. Without limiting the foregoing, the guidance as to expected future period results and statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” “feels,” “will,” “projects” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied or projected by the forward-looking information and statements due to, among other things, health care reform and other increased government participation in and taxation or regulation of health benefits and managed care operations, including but not limited to the implementation of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) and related fees, assessments and taxes; the company’s ability to successfully participate in California’s Coordinated Care Initiative, which is subject to a number of risks inherent in untested health care initiatives and requires the company to adequately predict the costs of providing benefits to individuals that are generally among the most chronically ill within each of Medicare and Medi-Cal and implement delivery systems for benefits with which the company has limited operating experience; the company’s ability to successfully participate in the federal and state health insurance exchanges under the ACA, which have experienced technical challenges in implementation and which involve uncertainties related to the mix and volume of business that could negatively impact the adequacy of our premium rates and may not be sufficiently offset by the risk apportionment provisions of the ACA; increasing health care costs; our ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; negative prior period claims reserve developments; rate cuts and other risks and uncertainties affecting the company’s Medicare or Medicaid businesses; the company’s ability to successfully participate in Arizona’s Medicaid program; trends in medical care ratios; membership declines or negative changes in our health care product mix; unexpected utilization patterns or unexpectedly severe or widespread illnesses; the timing of collections on amounts receivable from state and federal governments and agencies, including collections of amounts owed under the T-3 contract; litigation costs; regulatory issues with federal and state agencies including, but not limited to, the California Department of Managed Health Care, the Centers for Medicare & Medicaid Services, the

Office of Civil Rights of the U.S. Department of Health and Human Services and state departments of insurance; operational issues; changes in economic or market conditions including a further decline in the economy; failure to effectively oversee our third-party vendors; noncompliance by the company or the company’s business associates with any privacy laws or any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information; impairment of the company’s goodwill or other intangible assets; investment portfolio impairment charges; volatility in the financial markets; liabilities incurred in connection with the company’s divested operations; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC and the other risks discussed in the company’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as may be required by law, the company undertakes no obligation to address or publicly update any of its guidance, the assessment of the underlying assumptions or forward-looking statements to reflect events or circumstances that arise after the date of this release.

The financial information presented in this press release is unaudited and is subject to change, including as a result of subsequent events or adjustments, if any, arising prior to the filing of the company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Ten pages of tables follow.

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Health Net, Inc.

2014 GAAP Guidance(1)

MEMBERSHIP at 12/31/2014

	Enrollment	% Change
	at 12/31/2014	from 12/31/2013
Commercial
Large Group	580,000	-11.0%
Small Group	300,000	-6.0%
Individual	270,000	135.0%

Total Commercial	1,150,000	6.0%

Medicare Advantage	260,000	7.0%

Medicaid	1,590,000	42.0%

Dual Eligibles	38,000	n/a

Total Health Plan Membership	3,040,000	24.0%

Premium Revenues	FY2014
Commercial	$5.4 billion
Medicare Advantage	$3.0 billion
State Health Plans	$5.1 billion
Dual Eligibles	$342 million
Total Health Plans	$13.8 billion

Total Consolidated Revenues	$14.4 billion

Medical Care Ratios (MCR)	FY2014
Commercial	83.0%
Medicare Advantage	89.6%
Medicaid	85.2%
Dual Eligibles	86.9%

G&A Expense Ratio	10.8%

Tax Rate(2)	34.2%

Weighted-average fully diluted shares outstanding	77 million

Earnings per Diluted Share (EPS)(2)	At least $3.00

(1)	All guidance metrics are approximations

(2)	Includes a $60 million tax benefit

Health Net, Inc.

Enrollment Data - By State

(In thousands)

				Change from
				September 30, 2013		December 31, 2012
	December 31,	September 30,	December 31,	Increase/	%	Increase/	%
	2013	2013	2012	(Decrease)	Change	(Decrease)	Change
California
Large Group	565	576	696	(11)	(1.9)%	(131)	(18.8)%
Small Group and Individual	344	346	313	(2)	(0.6)%	31	9.9%

Commercial Risk	909	922	1,009	(13)	(1.4)%	(100)	(9.9)%
Medicare Advantage	153	149	145	4	2.7%	8	5.5%
Medi-Cal	1,113	1,126	1,084	(13)	(1.2)%	29	2.7%

Total California	2,175	2,197	2,238	(22)	(1.0)%	(63)	(2.8)%

Arizona
Large Group	57	59	82	(2)	(3.4)%	(25)	(30.5)%
Small Group and Individual	51	54	59	(3)	(5.6)%	(8)	(13.6)%

Commercial Risk	108	113	141	(5)	(4.4)%	(33)	(23.4)%
Medicare Advantage	43	43	43	0	0.0%	0	0.0%
Medicaid	4			4		4

Total Arizona	155	156	184	(1)	(0.6)%	(29)	(15.8)%

Northwest
Large Group	29	24	26	5	20.8%	3	11.5%
Small Group and Individual	39	42	57	(3)	(7.1)%	(18)	(31.6)%

Commercial Risk	68	66	83	2	3.0%	(15)	(18.1)%
Medicare Advantage	48	47	46	1	2.1%	2	4.3%

Total Northwest	116	113	129	3	2.7%	(13)	(10.1)%

Total Health Plan Enrollment
Large Group	651	659	804	(8)	(1.2)%	(153)	(19.0)%
Small Group and Individual	434	442	429	(8)	(1.8)%	5	1.2%

Commercial Risk	1,085	1,101	1,233	(16)	(1.5)%	(148)	(12.0)%
Medicare Advantage	244	239	234	5	2.1%	10	4.3%
Medi-Cal/Medicaid	1,117	1,126	1,084	(9)	(0.8)%	33	3.0%

Western Region Operations	2,446	2,466	2,551	(20)	(0.8)%	(105)	(4.1)%

TRICARE - North Contract Eligibles	2,851	2,865	2,883	(14)	(0.5)%	(32)	(1.1)%

Health Net, Inc.

Enrollment Data - Line of Business

(In thousands)

				Change from
				September 30, 2013		December 31, 2012
	December 31,	September 30,	December 31,	Increase/	%	Increase/	%
	2013	2013	2012	(Decrease)	Change	(Decrease)	Change
Large Group
California	565	576	696	(11)	(1.9)%	(131)	(18.8)%
Arizona	57	59	82	(2)	(3.4)%	(25)	(30.5)%
Northwest	29	24	26	5	20.8%	3	11.5%

	651	659	804	(8)	(1.2)%	(153)	(19.0)%

Small Group and Individual
California	344	346	313	(2)	(0.6)%	31	9.9%
Arizona	51	54	59	(3)	(5.6)%	(8)	(13.6)%
Northwest	39	42	57	(3)	(7.1)%	(18)	(31.6)%

	434	442	429	(8)	(1.8)%	5	1.2%

Commercial Risk
California	909	922	1,009	(13)	(1.4)%	(100)	(9.9)%
Arizona	108	113	141	(5)	(4.4)%	(33)	(23.4)%
Northwest	68	66	83	2	3.0%	(15)	(18.1)%

	1,085	1,101	1,233	(16)	(1.5)%	(148)	(12.0)%

Medicare Advantage
California	153	149	145	4	2.7%	8	5.5%
Arizona	43	43	43	0	0.0%	0	0.0%
Northwest	48	47	46	1	2.1%	2	4.3%

	244	239	234	5	2.1%	10	4.3%
Medi-Cal/Medicaid
California	1,113	1,126	1,084	(13)	(1.2)%	29	2.7%
Arizona	4	0	0	4		4

	1,117	1,126	1,084	(9)	(0.8)%	33	3.0%
Total Health Plan Enrollment
Large Group	651	659	804	(8)	(1.2)%	(153)	(19.0)%
Small Group and Individual	434	442	429	(8)	(1.8)%	5	1.2%

Commercial Risk	1,085	1,101	1,233	(16)	(1.5)%	(148)	(12.0)%
Medicare Advantage	244	239	234	5	2.1%	10	4.3%
Medi-Cal/Medicaid	1,117	1,126	1,084	(9)	(0.8)%	33	3.0%

Western Region Operations	2,446	2,466	2,551	(20)	(0.8)%	(105)	(4.1)%

TRICARE - North Contract Eligibles	2,851	2,865	2,883	(14)	(0.5)%	(32)	(1.1)%

Health Net, Inc.

Consolidated Statements of Operations

($ in thousands, except per share data)

	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
REVENUES:
Health plan services premiums	$2,559,376	$2,606,754	$2,640,533	$10,377,073	$10,459,098
Government contracts	148,470	149,342	161,700	572,266	689,121
Net investment income	11,643	11,276	19,078	69,613	82,434
Administrative services fees and other income	23,755	7,659	1,668	34,791	17,968
Divested operations and services revenue	—	—	14,803	—	40,471

Total revenues	2,743,244	2,775,031	2,837,782	11,053,743	11,289,092

EXPENSES:
Health plan services	2,229,332	2,196,561	2,332,811	8,886,547	9,316,313
Government contracts	124,709	125,334	137,543	502,918	605,074
General and administrative	279,339	267,683	251,483	1,083,694	939,940
Selling	63,600	59,498	64,921	239,428	245,925
Depreciation and amortization	10,234	9,402	8,424	38,589	31,146
Interest	7,988	7,973	8,325	32,614	33,220
Divested operations and services expense	—	—	25,851		85,824

Total expenses	2,715,202	2,666,451	2,829,358	10,783,790	11,257,442

Income from continuing operations before income taxes	28,042	108,580	8,424	269,953	31,650
Income tax provision	8,289	41,740	257	99,827	5,969

Income from continuing operations	19,753	66,840	8,167	170,126	25,681

Discontinued operation:
Loss from discontinued operation, net of tax	—	—	—	—	(18,452)
(Loss) gain on sale of discontinued operation, net of tax	—	—	(2,156)	—	114,834

(Loss) gain on discontinued operation, net of tax	—	—	(2,156)	—	96,382

Net income	$19,753	$66,840	$6,011	$170,126	$122,063

Net income per share-basic:
Income from continuing operations	$0.25	$0.84	$0.10	$2.14	$0.31
(Loss) income on discontinued operation, net of tax	—	—	(0.03)	—	1.18

Net income per share-basic	$0.25	$0.84	$0.07	$2.14	$1.49

Net income per share-diluted:
Income from continuing operations	$0.25	$0.83	$0.10	$2.12	$0.31
(Loss) income on discontinued operation, net of tax	—	—	(0.03)	—	1.16

Net income per share-diluted	$0.25	$0.83	$0.07	$2.12	$1.47

Weighted average shares outstanding:
Basic	79,511	79,432	81,282	79,455	82,158
Diluted	80,600	80,441	82,111	80,404	83,112

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	December 31,	September 30,	December 31,
	2013	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$433,155	$686,139	$340,110
Investments - available for sale	1,567,020	1,580,032	1,812,512
Premiums receivable, net	430,012	343,502	373,269
Amounts receivable under government contracts	194,041	194,820	228,316
Other receivables	68,919	69,885	113,875
Deferred taxes	94,060	78,257	51,086
Other assets	132,683	103,685	130,796

Total current assets	2,919,890	3,056,320	3,049,964

Property and equipment, net	201,395	195,954	183,793
Goodwill	565,886	565,886	565,886
Other intangible assets, net	13,842	14,699	17,271
Deferred taxes	5,793	3,394	13,583
Investments - available for sale - noncurrent	59,768	52,637	—
Other noncurrent assets	162,551	152,611	103,893

Total Assets	$3,929,125	$4,041,501	$3,934,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$984,075	$990,195	$1,037,973
Health care and other costs payable under government contracts	72,098	55,532	75,649
Unearned premiums	123,969	129,081	151,048
Accounts payable and other liabilities	397,036	544,704	373,426

Total current liabilities	1,577,178	1,719,512	1,638,096
Senior notes payable	399,300	399,248	399,095
Deferred taxes	10,409	1,746	—
Borrowings under revolving credit facility	100,000	100,000	100,000
Other noncurrent liabilities	213,427	220,404	240,169

Total Liabilities	2,300,314	2,440,910	2,377,360

Stockholders’ Equity
Common stock	150	150	149
Additional paid-in capital	1,377,624	1,370,744	1,329,000
Treasury common stock, at cost	(2,179,744)	(2,179,503)	(2,092,625)
Retained earnings	2,463,648	2,443,895	2,293,522
Accumulated other comprehensive (loss) income	(32,867)	(34,695)	26,984

Total Stockholders’ Equity	1,628,811	1,600,591	1,557,030

Total Liabilities and Stockholders’ Equity	$3,929,125	$4,041,501	$3,934,390

Debt-to-Total Capital Ratio	23.5%	23.8%	24.3%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,753	$66,840	$6,011	$170,126	$122,063
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Amortization and depreciation	10,234	9,402	8,424	38,589	31,146
Share-based compensation expense	6,542	6,511	5,480	29,930	28,893
Deferred income taxes	(9,676)	5,573	(15,959)	8,645	8,924
Excess tax benefits from share-based compensation	(169)	(21)	(30)	(620)	(6,089)
Loss (gain) on sale of discontinued operation	—	—	2,156	—	(114,834)
Net realized gain on sale on investments	(755)	(370)	(7,019)	(24,061)	(36,680)
Other changes	7,975	8,040	8,326	31,539	15,158
Changes in assets and liabilities:
Premiums receivable and unearned premiums	(91,622)	240,580	(39,611)	(83,822)	(212,998)
Other current assets, receivables and noncurrent assets	(24,528)	(1,528)	49,829	1,425	(28,374)
Amounts receivable/payable under government contracts	(10,168)	2,013	(12,207)	20,896	(8,989)
Reserves for claims and other settlements	(6,120)	(22,891)	50,321	(53,898)	164,306
Accounts payable and other liabilities	26,648	(11,954)	22,249	(42,910)	70,014

Net cash (used in) provided by operating activities	(71,886)	302,195	77,970	95,839	32,540

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	42,748	80,380	217,167	696,534	1,350,003
Maturities of investments	20,415	21,396	37,579	93,225	135,394
Purchases of investments	(70,179)	(92,602)	(395,355)	(722,223)	(1,678,582)
Proceeds from sale of property and equipment	—	—	24	—	24
Purchases of property and equipment	(16,929)	(15,831)	(18,071)	(59,525)	(73,101)
Net cash received from sale of business	—	—	—	—	248,238
Sales and purchases of restricted investments and other	(2,735)	(2,108)	(558)	(7,432)	5,466

Net cash (used in) provided by investing activities	(26,680)	(8,765)	(159,214)	579	(12,558)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	120	2,469	352	10,762	16,941
Repurchases of common stock	(241)	(105)	(166)	(77,810)	(69,496)
Excess tax benefits from share-based compensation	169	21	30	620	6,089
Borrowings under financing arrangements	22,000	—	—	345,000	110,000
Repayment of borrowings under financing arrangements	(22,000)	(25,000)	—	(345,000)	(122,500)
Net increase (decrease) in checks outstanding, net of deposits	—	(99,394)	23,808	(23,842)	23,842
Customer funds administered	(154,466)	235,100	84,751	86,897	124,999

Net cash (used in) provided by financing activities	(154,418)	113,091	108,775	(3,373)	89,875

Net (decrease) increase in cash and cash equivalents	(252,984)	406,521	27,531	93,045	109,857

Cash and cash equivalents, beginning of period	686,139	279,618	312,579	340,110	230,253

Cash and cash equivalents, end of period	$433,155	$686,139	$340,110	$433,155	$340,110

Health Net, Inc.

SEGMENT INFORMATION

($ in thousands, except per share and PMPM data)

The following table presents Health Net’s operating segment information.

	Quarter Ended December 31, 2013				Quarter Ended September 30, 2013				Quarter Ended December 31, 2012
											Divested
	Western Region Operations[1]	Government Contracts[2]	Corporate/ Other[3]	Consolidated	Western Region Operations[1]	Government Contracts[2]	Corporate/ Other[3]	Consolidated	Western Region Operations[1]	Government Contracts[2]	Operations and Services[4]	Corporate/ Other[5]	Consolidated
Commercial premiums	$1,271,553			$1,271,553	$1,279,834			$1,279,834	$1,395,473				$1,395,473
Medicare premiums	691,114			691,114	685,340			685,340	701,127				701,127
Medicaid premiums	596,709			596,709	641,580			641,580	543,933				543,933

Health plan services premiums	2,559,376			2,559,376	2,606,754			2,606,754	2,640,533				2,640,533
Government contracts		148,470		148,470		149,342		149,342		161,700			161,700
Net investment income	11,643			11,643	11,276			11,276	19,078				19,078
Administrative services fees and other income	23,755			23,755	7,659			7,659	1,668		—		1,668
Divested operations and services revenue				—				—			14,803		14,803

Total revenues	2,594,774	148,470		2,743,244	2,625,689	149,342		2,775,031	2,661,279	161,700	14,803		2,837,782
Health plan services	2,229,332			2,229,332	2,196,561			2,196,561	2,327,791		—	5,020	2,332,811
Government contracts		124,638	71	124,709		125,841	(507)	125,334		138,478		(935)	137,543
G&A excluding insurance, taxes and fees	242,444		(1,044)	241,400	227,196		597	227,793	220,116		(304)	16,236	236,048
Insurance, taxes and fees	37,939			37,939	39,890			39,890	15,133		302		15,435

G&A including insurance, taxes and fees	280,383		(1,044)	279,339	267,086		597	267,683	235,249		(2)	16,236	251,483
Selling	63,600			63,600	59,498			59,498	64,921				64,921
Depreciation and amortization	10,234			10,234	9,402			9,402	8,424				8,424
Interest	7,988			7,988	7,973			7,973	8,325				8,325
Divested operations and services expense											25,851		25,851

Total expenses	2,591,537	124,638	(973)	2,715,202	2,540,520	125,841	90	2,666,451	2,644,710	138,478	25,849	20,321	2,829,358

Income (loss) from continuing operations before income taxes	3,237	23,832	973	28,042	85,169	23,501	(90)	108,580	16,569	23,222	(11,046)	(20,321)	8,424
Income tax provision (benefit)	(2,215)	10,148	356	8,289	32,184	9,591	(35)	41,740	1,463	9,324	(4,529)	(6,001)	257

Income (loss) from continuing operations	$5,452	$13,684	$617	$19,753	$52,985	$13,910	$(55)	$66,840	$15,106	$13,898	$(6,517)	$(14,320)	$8,167

Basic earnings (loss) per share from continuing operations	$0.07	$0.17	$0.01	$0.25	$0.67	$0.18	$—	$0.84	$0.19	$0.17	$(0.08)	$(0.18)	$0.10
Diluted earnings (loss) per share from continuing operations	$0.07	$0.17	$0.01	$0.25	$0.66	$0.17	$—	$0.83	$0.18	$0.17	$(0.08)	$(0.18)	$0.10
Basic weighted average shares outstanding	79,511	79,511	79,511	79,511	79,432	79,432	79,432	79,432	81,282	81,282	81,282	81,282	81,282
Diluted weighted average shares outstanding	80,600	80,600	80,600	80,600	80,441	80,441	79,432	80,441	82,111	82,111	81,282	81,282	82,111

Pretax margin	0.1%				3.2%				0.62%
Commercial premium yield	3.4%				2.6%				4.3%
Commercial premium PMPM	$388.41				$386.69				$375.65
Commercial health care cost trend	2.0%				-0.3%				8.9%
Commercial health care cost PMPM	$339.53				$325.62				$332.86
Commercial MCR	87.4%				84.2%				88.6%
Medicare Advantage MCR	90.5%				89.9%				87.4%
Medicaid MCR	82.7%				79.4%				87.9%
Health plan services MCR	87.1%				84.3%				88.2%
G&A expense ratio	10.9%				10.2%				8.9%
Selling costs ratio	2.5%				2.3%				2.5%

1	Includes the operations of the company’s commercial, Medicare and Medicaid health plans in California, Arizona, Oregon and Washington, as well as the operations of the company’s health and life insurance companies, primarily in Arizona, California, Oregon and Washington, and the operations of the company’s behavioral health and pharmaceutical services subsidiaries in several states including California, Arizona and Oregon.

2	Includes administrative services provided under the T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts.

3	Includes litigation reserve true-up related to previous accrual for lawsuit and related legal expenses. Also includes severance expense.

4	Includes items related to the run-out of the Northeast business sold in 2009 and/or transition and run-out related expenses related to the Medicare PDP business that was sold on April 1, 2012, including lease impairment in the fourth quarter 2012 related to the company’s divested Northeast business.

5	Includes costs related to the company’s G&A cost reduction efforts and/or operations strategy. Includes expenses related to the termination of a medical management contract, litigation-related expenses and severance.

Health Net, Inc.

SEGMENT INFORMATION (page 2)

($ in thousands, except per share and PMPM data)

The following table presents Health Net’s operating segment information.

	Year Ended December 31, 2013				Year Ended December 31, 2012
							Divested
	Western Region Operations[1]	Government Contracts[2]	Corporate/ Other[3]	Consolidated	Western Region Operations[1]	Government Contracts[2]	Operations and Services[4]	Corporate/ Other[5]	Consolidated
Commercial premiums	$5,175,370			$5,175,370	$5,705,497				$5,705,497
Medicare premiums	2,771,431			2,771,431	2,790,497				2,790,497
Medicaid premiums	2,430,272			2,430,272	1,963,104				1,963,104

Health plan services premiums	10,377,073			10,377,073	10,459,098		—		10,459,098
Government contracts		572,266		572,266		689,121			689,121
Net investment income	69,613			69,613	82,434				82,434
Administrative services fees and other income	34,791			34,791	17,957		11		17,968
Divested operations and services revenue				—			40,471		40,471

Total revenues	10,481,477	572,266	—	11,053,743	10,559,489	689,121	40,482	—	11,289,092
Health plan services	8,886,547			8,886,547	9,316,922		174	(783)	9,316,313
Government contracts		497,780	5,138	502,918		599,211		5,863	605,074
G&A excluding insurance, taxes and fees	925,392		6,877	932,269	828,648		(1,445)	36,892	864,095
Insurance, taxes and fees	151,425			151,425	74,494		1,351		75,845

G&A including insurance, taxes and fees	1,076,817		6,877	1,083,694	903,142		(94)	36,892	939,940
Selling	239,428			239,428	245,925				245,925
Depreciation and amortization	38,589			38,589	31,145		1		31,146
Interest	32,614			32,614	33,220				33,220
Divested operations and services expense				—			85,824		85,824

Total expenses	10,273,995	497,780	12,015	10,783,790	10,530,354	599,211	85,905	41,972	11,257,442

Income (loss) from operations before income taxes	207,482	74,486	(12,015)	269,953	29,135	89,910	(45,423)	(41,972)	31,650
Income tax provision (benefit)	73,621	30,900	(4,694)	99,827	(1,034)	35,777	(17,858)	(10,916)	5,969

Income (loss) from continuing operations	$133,861	$43,586	$(7,321)	$170,126	$30,169	$54,133	$(27,565)	$(31,056)	$25,681

Basic earnings (loss) per share from continuing operations	$1.69	$0.55	$(0.09)	$2.14	$0.37	$0.66	$(0.34)	$(0.38)	$0.31
Diluted earnings (loss) per share from continuing operations	$1.67	$0.54	$(0.09)	$2.12	$0.36	$0.65	$(0.34)	$(0.38)	$0.31
Basic weighted average shares outstanding	79,455	79,455	79,455	79,455	82,158	82,158	82,158	82,158	82,158
Diluted weighted average shares outstanding	80,404	80,404	79,455	80,404	83,112	83,112	82,158	82,158	83,112

Pretax margin	2.0%				0.3%
Commercial premium yield	2.7%				4.7%
Commercial premium PMPM	$385.13				$374.99
Commercial health care cost trend	-1.0%				9.1%
Commercial health care cost PMPM	$329.75				$333.17
Commercial MCR	85.6%				88.8%
Medicare Advantage MCR	90.6%				89.3%
Medicaid MCR	80.4%				89.4%
Health plan services MCR	85.6%				89.1%
G&A expense ratio	10.3%				8.6%
Selling costs ratio	2.3%				2.4%

1	Includes the operations of the company’s commercial, Medicare and Medicaid health plans in California, Arizona, Oregon and Washington, as well as the operations of the company’s health and life insurance primarily in Arizona, California, Oregon and Washington, and the operations of the company’s behavioral health and pharmaceutical services subsidiaries in several states including California, Arizona and Oregon.

2	Includes administrative services provided under the T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts. For the year ended December 31, 2012, also includes amounts related to the operations of government-sponsored managed care plans through our prior TRICARE contract and amounts related to the completion of the prior TRICARE contract.

3	Includes litigation reserve true-up related to previous accrual for lawsuit and related legal expenses. Also includes severance expense.

4	Includes items related to the run-out of the Northeast business sold in 2009 and/or transition and run-out related expenses related to the Medicare PDP business that was sold on April 1, 2012, including lease impairment in the fourth quarter 2012 related to the company’s divested Northeast business.

5	Includes legal expenses and litigation reserve true-ups related to previous accruals for lawsuits. Includes costs related to the company’s G&A cost reduction efforts and/or operations strategy. Includes expenses related to the termination of a medical management contract, litigation-related expenses and severance.

Health Net, Inc.

Disclosures Regarding Non-GAAP Financial Information

($ in millions)

Set forth below is a reconciliation of adjusted days claims payable (DCP), a non-GAAP financial measure, to the comparable GAAP financial measure, DCP. DCP is calculated by dividing the amount of reserve for claims and other settlements (claims reserve) by health plan services cost (health plan costs) during the quarter and multiplying that amount by the number of days in the quarter. In this press release, management presents an adjusted DCP metric which subtracts capitation, provider and other claims settlements and Medicare Advantage-Prescription Drug (MAPD) payables/costs from the claims reserve and health plan costs.

Management believes that adjusted DCP provides useful information to investors because the adjusted DCP calculation excludes from both claims reserve and health plan costs amounts related to health care costs for which no or minimal reserves are maintained. Therefore, management believes that adjusted DCP may present a more accurate reflection of DCP than does GAAP DCP, which includes such amounts. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating the adjusted amounts, you should be aware that we have incurred expenses that are the same as or similar to some of the adjustments in the current presentation and we may incur them again in the future.

Our presentation of the adjusted amounts should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

	Q4 2013	Q3 2013	Q4 2012	FY 2013	FY 2012
Reconciliation of Days Claims Payable:
(1) Reserve for Claims and Other Settlements—GAAP	$984.1	$990.2	$1,038.0	$984.1	$1,038.0
Less: Capitation, Provider and Other Claim Settlements, and MAPD Payables	(93.9)	(80.1)	(105.0)	(93.9)	(105.0)

(2) Reserve for Claims and Other Settlements—Adjusted	$890.2	$910.1	$933.0	$890.2	$933.0
(3) Health Plan Services Cost—GAAP	$2,229.3	$2,196.6	$2,332.8	$8,886.5	$9,316.3
Less: Capitation, Provider and Other Claim Settlements, and MAPD Costs	(815.0)	(827.3)	(861.0)	(3,348.9)	(3,386.3)

(4) Health Plan Services Cost—Adjusted	$1,414.3	$1,369.3	$1,471.8	$5,537.6	$5,930.0
(5) Number of Days in Period	92	92	92	365	366
= (1) / (3) * (5) Days Claims Payable—GAAP Basis (using end of period reserve amount)	40.6	41.5	40.9	40.4	40.8
= (2) / (4) * (5) Days Claims Payable—Adjusted Basis (using end of period reserve amount)	57.9	61.1	58.3	58.7	57.6

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

($ in millions)

	Health Plan Services
	FY 2013	FY 2012	FY 2011
Reserve for claims (a), beginning of period	$808.7	$720.8	$727.5
Incurred claims related to:
Current Year (f)	4,666.0	4,950.9	4,733.0
Prior Years (c)	(56.2)	34.5	(96.5)

Total Incurred (b)	4,609.8	4,985.4	4,636.5

Paid claims related to:
Current Year	3,872.5	4,156.6	4,024.4
Prior Years	738.6	740.9	618.8

Total Paid (b)	4,611.1	4,897.5	4,643.2

Reserve for claims (a), end of period	807.4	808.7	720.8
Add:
Claims Payable (d)	67.0	91.6	111.0
Other (e)	109.7	137.7	80.3

Reserves for claims and other settlements, end of period	$984.1	$1,038.0	$912.1

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.

(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.

(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. Negative amounts in this line represent favorable development in estimated prior years’ health care costs. Positive amounts in this line represent unfavorable development in estimated prior years’ health care costs. The favorable development related to prior years that was recorded in the twelve months ended December 31, 2013 and in 2011 resulted from claims being settled for amounts less than originally estimated. In 2013, this was primarily due to the absence of moderately adverse conditions. In 2011, this was primarily due to lower than expected health care cost trends. The favorable developments related to prior years that were recorded in 2013 and 2011 do not directly correspond to an increase in our operating results for those periods because any favorable prior period reserve development increases current period net income only to the extent that the current period provision for adverse deviation (see footnote (f)) is less than the benefit recognized from the prior period favorable development. The unfavorable development in estimated prior years’ health care costs for 2012 primarily resulted from significant delays in claims submissions for the fourth quarter of 2011 arising from issues related to a new billing format required by HIPAA combined with an unanticipated flattening of commercial trends.

(d)	Includes amount accrued for litigation and regulatory-related expenses.

(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.

(f)	Our IBNR estimate also includes a provision for adverse deviation, which is an estimate for known environmental factors that are reasonably likely to affect the required level of IBNR reserves. Such amounts were $53 million, $53 million and $48 million as of December 31, 2013, December 31, 2012, and December 31, 2011, respectively.